EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Duck Creek Technologies, Inc., a Delaware corporation (the “Issuer”), unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed effective as of January 17, 2023.

Date: January 17, 2023	VISTA EQUITY PARTNERS FUND VIII, L.P.

	By:	Vista Equity Partners Fund VIII GP, L.P.
	Its:	General Partner

	By:	VEPF VIII GP, LLC
	Its:	General Partner

	By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VIII GP, L.P.

	By:	VEPF VIII GP, LLC
	Its:	General Partner

/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

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VEPF VIII GP, LLC

/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Director

/s/ Robert F. Smith
Robert F. Smith

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